American Home Products Corporation

              Diet Drug Settlement Receives Preliminary Approval

Madison, N.J., November 23, 1999 -- American Home Products Corporation (NYSE:
AHP) said today that Judge Louis Bechtle of the U.S. District Court in Philadelphia has given preliminary approval to a national legal settlement between the Company and individuals who took the diet drugs Redux (dexfenfluramine) and Pondimin (fenfluramine). The class-action settlement is open to all individuals in the U.S. who used the drugs regardless of whether they have lawsuits pending against the Company.

AHP said a 120-day public notice period will begin December 1, 1999, and end March 30, 2000. A variety of media will be used to reach the settlement class members. Following the notice period, Judge Bechtle will hold a hearing on the fairness of the settlement during the week of May 1, 2000.

After the commencement of the notice period on Dec. 1, individuals interested in further information should call 1-800-386-2070 or go online to www.settlementdietdrugs.com.

American Home Products is one of the world's largest research-based pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing and marketing of prescription drugs and over-the-counter medications. It is also a global leader in vaccines, biotechnology, agricultural products and animal health care.

CONTACT: Media: Lowell B. Weiner (973) 660-5013. Investor: Thomas G. Cavanagh
(973) 660-5706

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